IMMEDIATE RELEASE	Contact:
August 20, 2015	Jack Ross, Chairman / CEO
Synergy CHC Corp
Jack@synergychc.com
615-939-9004

Synergy CHC Corp. Names Al Baumeler EVP Sales & Marketing (Retail)

WESTBROOK, ME (August 20, 2015) — Synergy CHC Corp. (OTCQB:SNYR), a company that markets and distributes consumer products primarily in the health and wellness industry, today announces that Al Baumeler has been named EVP Sales & Marketing (Retail). Based on the company’s growth strategy, product lines and experience in the retail sector, this role is key to our management team.

Al has served as the Senior Vice President of Marketing for HNS Global since 2012. At HNS, Al managed the company’s supplement portfolio, developing growth strategies and driving sales and product development for the company. HNS doubled in company sales from 2012 to 2013 and was subsequently sold to a private equity firm in May 2014.

Before joining HNS, Al was Chief Marketing Officer at Natrol where he oversaw marketing, sales and new product development in a portfolio that included vitamin supplements and sports nutrition brands. During his tenure at Natrol, Al helped drive profitability by overhauling 5 brands to compete more effectively and launching over 30 higher margin products in under 3 years while expanding distribution among key retailers in club, mass and drug.

Prior to HNS, Al was at Rexall Sundown, where he was Vice President of Marketing responsible for managing the Sundown Vitamin portfolio and Osteo-BiFlex, where he repositioned the brand which resulted in increased sales of 27% to $135MM. Al has had various leadership positions in marketing with Novartis, Wyeth and Reckitt Benckiser managing brands like Robitussin, Advil Cold & Sinus, Benefiber, Ex-Lax, Maalox, Dulcolax and Lysol. Al has a Bachelor’s Degree in Engineering from Rutgers University and an MBA from Columbia Business School.

“We are pleased to welcome Al to the Synergy team,” says Jack Ross, CEO, Synergy CHC Corp. “His diverse background in marketing consumer products will be a major asset in our planned expansion of market share and our global foot print for our various product lines.”

On August 18, Synergy completed its third acquisition this year. Synergy now has Focus Factor, Hand MD & Neuragen in its portfolio of brands. Synergy will seek to continue to add both quality brands and quality management to drive shareholders value.

Synergy is also pleased to announce the launch of its new website. The new website can be found at www.synergychc.com. Please visit anytime for all current investor information.

About Synergy CHC Corp.

Synergy CHC Corp. (OTCQB:SNYR) is a consumer health care company, that is in the process of building a portfolio of best-in-class consumer product brands. Synergy’s strategy is to grow its portfolio both organically and by further acquisition. www.synergychc.com

About FOCUSfactor®

FOCUSfactor is sold at America’s leading retailers such as Costco, Sam’s Club, BJ’s, Walmart, Walgreens and The Vitamin Shoppe. FOCUSfactor, America’s leading brain health supplement, is a nutritional supplement that includes a proprietary blend of brain supporting vitamins, minerals, antioxidants and other nutrients. In December 2012, the United States Patent and Trademark Office issued US Patent 8,329,227 covering FOCUSfactor’s proprietary formulation “for enhanced mental function.” The issuance of the patent marked one of the few times a patent has been issued for a nationally branded nutritional supplement. FOCUSfactor is clinically tested with results demonstrating improvements in focus, concentration and memory in healthy adults.

The issuance of the patent for FOCUSfactor came after a 2011 clinical study report which showed that FOCUSfactor improves memory, concentration and focus in healthy adults. The clinical study of FOCUSfactor was sponsored by Factor Nutrition Labs and was conducted by Cognitive Research Corporation, a full-service contract research organization that specializes in the effects of nutritional supplements and pharmaceutical products on human cognition. The study was conducted in compliance with all applicable country requirements for the conduct of clinical studies, including those outlined by the International Conference on Harmonization, Consolidated Guidelines on Good Clinical Practices, and the Food and Drug Administration. www.focusfactor.com

About Hand MD

Hand MD is the world’s first anti-aging skincare line formulated specifically for the hands. Hands reveal a woman’s true age and the rejuvenation of the hand has become women’s #1 aging concern. Developed by Kara Harshbarger and renowned celebrity dermatologist Dr. Alex Khadavi, Hand MD’s extensive clinical trials show significant improvement in the appearance of fine lines and wrinkles, skin hydration, hyper-pigmentation and radiance. HAND MD launched on QVC and sold out in 5 minutes. www.hand-md.com

About Neuragen®

Neuragen® is a topical product that works directly at the site of the pain as opposed to oral products. Neuragen® reduces the spontaneous firing of damaged peripheral nerves. By calming these firings at the source, Neuragen® is clinically shown to reduce shooting and burning pains quickly and without the side effects of orally taken medications. This is in part due to the small lipophilic molecules found in Neuragen® which rapidly carry the active ingredients through the rough outer layer of the skin to the site of the pain. Neuragen is available over the counter in most local pharmacies either in the diabetic section or the analgesic (pain) section. www.neuragen.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Synergy’s prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: Synergy’s ability to attract and retain employees to support its current operations and planned expansion; Synergy’s ability to integrate acquired product lines into its current operations; Synergy’s dependence on third parties for its research and development, manufacturing and distribution functions; Synergy’s dependence on its license relationships; the risks and uncertainties associated with Synergy’s ability to manage its limited cash resources; obtaining additional financing to support Synergy’s operations; protecting the intellectual property developed by or licensed to Synergy for Brands; and Synergy’s ability to build its operations to support its business strategy and promote its products. These and other risks are described in greater detail in Synergy’s filings with the SEC, copies of which are available free of charge at the SEC’s website (www.sec.gov) or upon request from Synergy. Synergy may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Synergy assumes no obligation and does not intend to update these forward-looking statements, except as required by law.